Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of the common stock of The Beachbody Company, Inc. of our report dated March 16, 2023 (except for the effects of the reverse stock split discussed in Note 1 and Note 15, as to which the date is January 24, 2024), with respect to the consolidated financial statements of The Beachbody Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 10, 2024